EXHIBIT 99.1

Steiner Leisure Limited Announces Fourth Quarter 2013 Financial Results

NASSAU, The Bahamas, Feb. 19, 2014 (GLOBE NEWSWIRE) -- Steiner Leisure Limited (Nasdaq:STNR) today announced financial results for the fourth quarter and year ended December 31, 2013.

Steiner Leisure's revenues for the fourth quarter ended December 31, 2013 increased 4.7% to $221.0 million from $211.1 million during the comparable quarter in 2012. Net income for the fourth quarter of 2013 was $13.0 million compared with $11.8 million for the same quarter in 2012.

Earnings per share for the fourth quarter ended December 31, 2013 was $0.88 per share compared with $0.81 per share for the comparable quarter of 2012. The earnings per share data are presented on a diluted basis.

Revenues for the year ended December 31, 2013 increased 5.4% to $855.5 million from $811.5 million in 2012. Net income for the year ended December 31, 2013 was $49.4 million compared with $53.1 million in 2012.

Earnings per share for the year ended December 31, 2013 was $3.34 per share, compared with $3.53 per share in 2012. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 156 ships, including Azamara Club Cruises, Carnival Cruise Lines, Costa Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Ibero Cruises, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Pullmantur Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 68 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 125 treatment centers (17 of which are operated by franchisees) across 31 states, as well as one location in Canada.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post secondary schools (comprised of a total of 32 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Woodridge, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Arlington, Houston and Richardson, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington.  Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

Conference Call

The Company will be holding a conference call at 11:00 am (EST) on Thursday, February 20, 2014.  Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time.  The password is "Steiner".  The call is available for replay from Thursday, February 20th (approximately 3 hours after the call takes place) through Thursday, February 27, 2014 at approximately 5:00 pm (EST).  You may reach it by dialing (203) 369-3556 for both domestic and international calls.  The password is "33146".

SELECTED FINANCIAL DATA
($ and shares in thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Services	$ 149,082	$ 143,660	$ 593,717	$ 570,569
Products	71,882	67,419	261,745	240,912
Total revenues	220,964	211,079	855,462	811,481

Cost of Sales:
Cost of services	127,310	118,271	495,249	463,634
Cost of products	47,525	45,490	173,992	167,971
Total cost of sales	174,835	163,761	669,241	631,605
Gross profit	46,129	47,318	186,221	179,876

Operating Expenses:
Administrative	14,994	13,176	53,661	48,485
Salary and payroll taxes	16,516	18,898	72,971	65,619
Total operating expenses	31,510	32,074	126,632	114,104
Income from operations	14,619	15,244	59,589	65,772

Other Income (Expense):
Interest expense	(772)	(1,534)	(4,227)	(6,152)
Other income	459	347	894	823
Total other income (expense)	(313)	(1,187)	(3,333)	(5,329)

Income before provision for income taxes	14,306	14,057	56,256	60,443

Provision for income taxes	1,352	2,222	6,817	7,341

Net income	$ 12,954	$ 11,835	$ 49,439	$ 53,102

Income per share:
Basic	$ 0.88	$ 0.81	$ 3.37	$ 3.57
Diluted	$ 0.88	$ 0.81	$ 3.34	$ 3.53

Weighted average shares outstanding:
Basic	14,654	14,571	14,649	14,878
Diluted	14,793	14,662	14,818	15,052

STATISTICS

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Average number of ships served[1]:	152	152	154	152
Spa	115	113	114	112
Non-Spa	37	39	40	40

Average total number of staff on ships served:	2,757	2,656	2,707	2,654
Spa	2,401	2,302	2,338	2,281
Non-Spa	356	354	369	373

Revenue per staff per day[2]:	$ 386	$ 406	$ 407	$ 417
Spa	$ 404	$ 426	$ 426	$ 438
Non-Spa	$ 268	$ 277	$ 283	$ 284

Average weekly revenues:	$ 49,018	$ 49,886	$ 49,953	$ 50,821
Spa	$ 59,128	$ 60,789	$ 61,089	$ 62,471
Non-Spa	$ 17,915	$ 17,886	$ 18,218	$ 18,384

Average number of land-based spas operated[3]	67	68	67	69

Average weekly land-based spas revenues	$ 27,864	$ 28,821	$ 28,666	$ 29,175

Total schools revenues	$ 20,635,000	$ 18,751,000	$ 80,018,000	$ 78,365,000

Total wholesale and retail product revenues	$ 41,692,000	$ 40,067,000	$ 141,006,000	$ 129,890,000

Average number of Ideal Image locations[3,4]	103	78	91	68

Average weekly Ideal Image revenues[4]	$ 26,805	$ 26,577	$ 27,897	$ 26,145

Ideal Image revenues	$ 36,213,000	$ 27,194,000	$ 132,536,000	$ 93,591,000

Ideal Image cash revenues[5]	$ 42,867,000	$ 36,637,000	$ 163,692,000	$ 128,587,000

[1] Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.
[2] Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.
[3] Average number of land-based spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.
[4] Excludes 17 centers which are operated by franchisees.
[5] This represents revenues on a cash basis for the entire period.
CONTACT: Leonard I. Fluxman,
         President and Chief Executive Officer
         (305) 358-9002, ext. 1215